As filed with the Securities and Exchange Commission on December 7, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

HEMOSENSE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0452938
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

651 River Oaks Parkway

San Jose, California 95134

(408) 719-1393

(Address including zip code, and telephone number, including area code, of principal executive offices)

2005 EQUITY INCENTIVE PLAN

(Full title of the plans)

James D. Merselis

President and Chief Executive Officer

HemoSense, Inc.

651 River Oaks Parkway

San Jose, California 95134

(408) 719-1393

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Michael J. Danaher

David J. Saul

David B. Crawford

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.001 par value	480,000 shares	(1)	$8.03	(2)	$3,854,400.00	$412.42

(1)	Represents additional shares authorized to be issued under the 2005 Equity Incentive Plan.
(2)	Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. Computation based upon the average of the high and low sales prices of the common stock (rounded to the nearest cent) as reported on the American Stock Exchange on December 1, 2005.

HEMOSENSE, INC.

REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We hereby incorporate by reference in this Registration Statement the following documents and information filed by HemoSense, Inc. with the Securities and Exchange Commission (the “SEC”):

(1) Our Annual Report on Form 10-K, for the fiscal year ended September 30, 2005, filed with the SEC on December 2, 2005.

(2) Our Current Reports on Form 8-K filed with the SEC on July 28, 2005, August 12, 2005, September 29, 2005, October 13, 2005, November 8, 2005, November 14, 2005 and November 17, 2005.

(3) Our description of the common stock shares contained in our Registration Statement on Form 8-A filed with the SEC on June 21, 2005, and as declared effective on June 28, 2005.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

An investment partnership comprised of current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, P.C., as well as one current member of Wilson Sonsini Goodrich & Rosati, P.C. own interests representing less than 0.2% of our outstanding common stock.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.” With respect to derivative actions, Section 145(b) of the Delaware General Corporation Law provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor . . . [by reason of such person’s service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

As permitted by Section 145 of the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of our directors and officers for monetary damages for breach of their fiduciary duty as a director or officer to the fullest extent permitted under Delaware General Corporation Law. In addition, our Bylaws provide that we shall indemnify our directors and officers and may indemnify our employees and other agents to the extent permitted under Delaware General Corporation Law. As permitted by our Bylaws, we have obtained insurance on behalf of our directors and officers against any liability arising out of his or her actions in such capacity, regardless of whether we have the power to indemnify such individual against such liability under the provisions of the Delaware General Corporation Law.

We have entered into, and intend to enter into in the future, indemnification agreements with each of our directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law, as well as certain additional procedural protections.

The Amended and Restated Investors’ Rights Agreement dated February 7, 2005, as amended (the “Rights Agreement”), between us and certain investors provides for indemnification of our directors and officers in connection with registration of our common stock under the Rights Agreement.

The indemnification provision in our Amended and Restated Certificate of Incorporation, Bylaws and Rights Agreement and the indemnification agreements entered into between us and our directors and executive officers, may be sufficiently broad to permit indemnification of our officers and directors for liabilities arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.3*	2005 Equity Incentive Plan.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (see Exhibit 5.1).

24.1	Power of Attorney (see page II-4).

*	Incorporated by reference to Exhibit No. 10.3 filed with our Registration Statement on Form S-1 (File No. 333-123705), and as declared effective on June 28, 2005.

Item 9. Undertakings.

A. We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to applicable law, our Amended and Restated Certificate of Incorporation, Bylaws, Rights Agreement or indemnification agreements, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, HemoSense, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 7th day of December, 2005.

HEMOSENSE, INC.

By:	/s/ James D. Merselis
James D. Merselis
President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James D. Merselis and Paul Balsara, jointly and severally, as his attorneys-in-fact, with full power of substitution in each, for him in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ James D. Merselis James D. Merselis	President, Chief Executive Officer and Director (Principal Executive Officer)	December 7, 2005

/s/ Paul Balsara Paul Balsara	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	December 7, 2005

/s/ Gregory M. Ayers, M.D., Ph.D. Gregory M. Ayers, M.D., Ph.D.	Director	December 7, 2005

/s/ Edward F. Brennan, Ph.D. Edward F. Brennan, Ph.D.	Director	December 7, 2005

/s/ Richard P. Powers Richard P. Powers	Director	December 7, 2005

/s/ Robert D. Ulrich, Ph.D. Robert D. Ulrich, Ph.D.	Director	December 7, 2005

/s/ Kurt C. Wheeler Kurt C. Wheeler	Director	December 7, 2005

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

Registration Statement on Form S-8

HEMOSENSE, INC.

December 7, 2005

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.3*	2005 Equity Incentive Plan.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (see Exhibit 5.1).

24.1	Power of Attorney (see page II-4).

*	Incorporated by reference to Exhibit No. 10.3 filed with our Registration Statement on Form S-1 (File No. 333-123705), and as declared effective on June 28, 2005.